EXHIBIT 6.A
[letterhead of Southland here]


April 26, 2000

Southland Life Insurance Company
5780 Powers Ferry Road, N.W.
Atlanta, GA   30327

Re:      Southland Separate Account L1
         Post-Effective Amendment No. 6; SEC File No. 33-97852

Gentlemen:

In my capacity as Executive Vice President, CFO and Chief Actuary of Southland Life Insurance Company ("Southland"), I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 6 to the Registration Statement on Form S-6 (File No. 33-97852) to be filed by Southland and its Southland Separate Account L1 (the "Separate Account") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the Future Dimensions variable universal life insurance policies; and

The preparation of the policy forms for the Future Dimensions variable universal life insurance policies described in Post-Effective Amendment No. 6 (the "Policies").

It is my professional opinion that

1. The aggregate fees and charges under the Policies are reasonable in relation to the services rendered the expenses expected to be incurred and the risks assumed by Southland.

2. The illustrations of death benefits, account value, cash surrender value, and total premiums paid plus interest at 5 percent shown in the Prospectus, based on the assumptions stated in the illustration are consistent with the provisions of the Policies. The rate structures of the Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations included, appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, definition of life insurance test, premium class, and premium amounts. Insureds of other premium classes may have higher costs of insurance charges.

3. All other numerical examples shown in the Prospectus are consistent with the Policies and our other practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,


/s/ James L. Livingston, Jr.
James L. Livingston, Jr., F.S.A., M.A.A.A.
JLL:tls



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